Exhibit 99.B(d)(5)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING VARIABLE PORTFOLIOS, INC.

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund*	Adviser Class	Class I	Class S	Class S2
ING BlackRock Global Science and Technology Portfolio Term Expires May 1, 2010	1.55%	1.05%	1.30%	1.45%

ING Global Equity Option Portfolio(1) Initial Term Expires May 1, 2010	N/A	N/A	0.50%	N/A

ING International Index Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	1.00%	0.50%	0.75%	0.90%

ING Lehman Brothers U.S. Aggregate Bond Index® Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	0.95%	0.45%	0.70%	0.85%

ING Morningstar U.S. Growth Index Portfolio Initial Term Expires May 1, 2009	0.97%	0.47%	0.72%	N/A

ING Opportunistic LargeCap Growth Portfolio Initial Term Expires May 1, 2006	1.30%	0.80%	1.05%	N/A

ING Opportunistic LargeCap Value Portfolio Initial Term Expires May 1, 2006 Initial Term for Class S2 Expires May 1, 2010	1.30%	0.80%	1.05%	1.20%

(1)   The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund*	Adviser Class	Class I	Class S	Class S2
ING Russell™ Global Large Cap Index 85% Portfolio Initial Term Expires May 1, 2010 Initial Term for Class S2 Expires May 1, 2010	1.10%	0.60%	0.85%	1.00%

ING Russell™ Large Cap Index Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	0.87%	0.37%	0.62%	0.77%

ING Russell™ Mid Cap Index Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	0.93%	0.43%	0.68%	0.83%

ING Russell™ Small Cap Index Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	0.95%	0.45%	0.70%	0.85%

ING U.S. Government Money Market Portfolio Initial Term Expires May 1, 2010 Initial Term for Adviser Class Expires May 1, 2010	1.03%	0.53%	0.78%	0.93%

ING VP Index Plus LargeCap Portfolio Initial Term Expires May 1, 2006 Initial Term for Class S2 Expires May 1, 2010	1.05%	0.55%	0.80%	0.95%

ING VP Index Plus MidCap Portfolio Initial Term Expires May 1, 2006 Initial Term for Class S2 Expires May 1, 2010	1.10%	0.60%	0.85%	1.00%

ING VP Index Plus SmallCap Portfolio Initial Term Expires May 1, 2006 Initial Term for Class S2 Expires May 1, 2010	1.10%	0.60%	0.85%	1.00%

ING VP Small Company Portfolio Term Expires May 1, 2010	1.45%	0.95%	1.20%	1.35%

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
ING WisdomTreeSM Global High-Yielding Equity Portfolio Initial Term Expires May 1, 2009 Initial Term for Class S2 Expires May 1, 2010	1.20%	0.70%	0.89%	1.10%

/s/ H. E.
HE

Date Last Amended: December 11, 2008

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.